VEDDER PRICE P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601 T: +1 (312) 609 7500 F: +1 (312) 609 5005 CHICAGO — NEW YORK — WASHINGTON.DC — LONDON

February 28, 2012

Aston Funds

120 North LaSalle Street, 25th Floor

Chicago, Illinois 60602

Ladies and Gentlemen:

We have acted as counsel to Aston Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 139 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest, no par value (“Shares”), in the following series, which Shares are further classified and designated as one or more of Classes N, I and R as follows: ASTON/Barings International Fund (Classes N and I), ASTON/Cardinal Mid Cap Value Fund (Class N), ASTON/Cornerstone Large Cap Value Fund (Classes N and I), ASTON/DoubleLine Core Plus Fixed Income Fund (Classes N and I), ASTON Dynamic Allocation Fund (Classes N and I), ASTON/Fairpointe Mid Cap Fund (Classes N and I), ASTON/Harrison Street Real Estate Fund (Classes N and I), ASTON/Herndon Large Cap Value Fund (Classes N and I), ASTON/Lake Partners LASSO Alternatives Fund (Classes N and I), ASTON/M.D. Sass Enhanced Equity Fund (Classes N and I), ASTON/Montag & Caldwell Balanced Fund (Classes N and I), ASTON/Montag & Caldwell Growth Fund (Classes N, I and R), ASTON/Montag & Caldwell Mid Cap Growth Fund (Class N), ASTON/Neptune International Fund (Classes N and I), ASTON/River Road Dividend All Cap Value Fund (Classes N and I), ASTON/River Road Independent Value Fund (Classes N and I), ASTON/River Road Long-Short Fund (Class N), ASTON/River Road Select Value Fund (Classes N and I), ASTON/River Road Small Cap Value Fund (Classes N and I), ASTON Small Cap Growth Fund (Classes N and I), ASTON/TAMRO Diversified Equity Fund (Classes N and I), ASTON/TAMRO Small Cap Fund (Classes N and I), ASTON/TCH Fixed Income Fund (Classes N and I), ASTON/Veredus Select Growth Fund (Classes N and I) and ASTON/Veredus Small Cap Growth Fund (Classes N and I).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust Instrument, the Certificate of Trust, as amended, the Trust’s Amended and Restated By-laws, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales.

Aston Funds

February 28, 2012

or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to (i) the statutory laws and regulations of the United States of America and (ii) the Delaware Statutory Trust Act (excluding any cases decided thereunder). We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Amendment), without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.